SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2006 (February 15, 2006)
COINMACH SERVICE CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32359 (Commission File Number)	20-0809839 (I.R.S. Employer Identification No.)

303 Sunnyside Boulevard Suite 70 Plainview, NY (Address of principal executive offices)	11803 (Zip Code)
Registrant’s telephone number, including area code: (516) 349-8555
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT
Item 1.01 Entry Into a Material Definitive Agreement.
On February 15, 2006, Coinmach Service Corp. (the “Company”) awarded 67,223 restricted shares of Class A common stock (“Class A Common Stock”) under its 2004 Long Term Incentive Plan to certain board members and executive officers of the Company and its subsidiaries. In addition, the Company authorized its CEO to award 22,222 restricted shares of Class A Common Stock to certain other employees of the Company (other than directors or executive officers).
Each of the Company’s executive officers and directors who received restricted stock awards are identified below:

Name	Number of Shares

Stephen R. Kerrigan	19,444
Robert M. Doyle	11,111
James N. Chapman	11,111
Mitchell Blatt	8,333
Michael E. Stanky	6,667
Ramon Norniella	5,556
John R. Scheessele	1,667
Woody M. McGee	1,667
William M. Kelly	1,667
The restricted stock awards to John R. Scheessele, Woody M. McGee and William M. Kelly, the Company’s independent directors, fully vested on the date of issuance. The awards to James N. Chapman, a director, and Stephen R. Kerrigan, Robert M. Doyle, Mitchell Blatt, Michael E. Stanky, and Ramon Norniella, each executive officers of the Company, vested 20% on the date of issuance, and the balance will vest at 20% per year over a four-year period thereafter. In addition, the restricted stock grants to the executive officers named above and Mr. Chapman will fully vest upon a change of control of the Company or upon the death or disability of the award recipient and contain all of the rights and are subject to all of the restrictions of Class A Common Stock prior to becoming fully vested, including voting and dividend rights.
Item 8.01 Other Events.
On February 17, 2006, Coinmach Service Corp. issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01 Financial Statement and Exhibits.
(d)  Exhibits

99.1	Press release, dated February 17, 2006, issued by Coinmach Service Corp.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coinmach Service Corp.
Date: February 21, 2006	By:	/s/ Robert M. Doyle
Robert M. Doyle
Chief Financial Officer, Senior Vice President, Secretary and Treasurer